Exhibit 99.1

IA GLOBAL ANNOUNCES APPOINTMENT OF JOHN MARGERISON TO BOARD OF DIRECTORS

TAMPA, FL January 3, 2007/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) (the “Company”) announced that John Margerison was appointed to the Company’s Board of Directors (the “Board”) and to the Merger and Acquisition Committee on January 1, 2007. Mr. Margerison will serve on the Board until our Annual Meeting of Shareholders in 2007, at which time the Company anticipates that Mr. Margerison will be nominated to serve for an additional term. Mr. Margerison is an Australian citizen and serves on the board of several companies that includes Australian Secured Financial Limited and affiliates, DJ Capital Holdings Limited and DJ Capital Solutions Limited. He has a broad investment and finance background and specializes in short-term lending, retail, aged care, property, and service based businesses.

Mr. Margerison holds a Bachelor of Commerce Degree from Bond University, a Diploma of Financial Planning from the Securities Institute and a Diploma of Mortgage Lending from Finsia.

The Company’s President, Mark Scott, said, “We are pleased to have John Margerison join the board of directors. He brings extensive experience in mergers and acquisitions and funding, particularly in the Australian market. “

About IA Global Inc.

IA Global, Inc. is a public holding company focused on acquiring primarily Asian Pacific companies that operate in the telecommunication and finance markets. We own 100% of Global Hotline, Inc. (“Global Hotline”), which operates call centers and is a reseller of telephone and broadband lines and medical insurance in Japan. We own 36% of Australian Secured Financial Limited (“ASFL”) which raises funds through the issuance of debentures in Australia and provides short term loans for the purpose of business or investment in Australia that are secured by real property.

For further information, contact:

Mark Scott, President and CFO

IA Global Inc.

550 N. Reo Street, Suite 300

Tampa, FL 33609

813-261-5157 (t)

813-261-5158 (f)

scott@iaglobalinc.com

www.iaglobalinc.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of IA Global. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital to support our operations, projections of revenues and profitability for the significant contracts and the inability to negotiate a favorable settlement on the penalties. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.